Exhibit 10.16

THIRD AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE

THIS THIRD AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE is dated as of the 16th day of December, 2013, by and between PAGODA PARTNERS LLC, an Ohio limited liability company, having an address of 1801 E. Ninth Street, Suite 1600, Cleveland, Ohio 44114-3103 (“Landlord”), and HOMEWORKS, INC., an Ohio corporation, having an address of 7700 Northfield Road, Walton Hills, Ohio 44146 (“Tenant”).

RECITALS

A.

Landlord and Tenant have entered into a certain Industrial Real Estate Lease, dated November 8, 2000, as amended by amendments dated as of September 22, 2004 and April 12, 2005 (as amended, the “Lease”), with respect to premises known as 7700 Northfield Road, Walton Hills, Ohio.

B.

Upon Landlord and Tenant amending the Lease as set forth in this Amendment, Landlord has agreed to consent to (i) Homeworks, Inc., converting from a corporation to a limited liability company and changing its name to Arhaus, LLC, and (ii) John Reed transferring 25% of his interest in Tenant to affiliates of Freeman, Spogli & Co.

NOW THEREFORE, for good and valuable consideration, the Landlord and Tenant agree as follows:

1.

The Lease is amended to add the following sentence to the end of Section 9.01: “If Tenant is a limited liability company, any cumulative transfer of more than twenty-five percent (25%) of the membership interests shall require Landlord’s consent.”

2.	This Amendment may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

PAGODA PARTNERS LLC,
an Ohio limited liability company

By:	/s/ John P. Reed
John P. Reed, Manager

By:	/s/ Christopher E. Smythe
Name: Christopher E. Smythe, Manager

HOMEWORKS, INC., an Ohio corporation

By:	/s/ John P. Reed
John P. Reed, President